2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES

THIRD QUARTER 2006 RESULTS

Houston, Texas – October 23, 2006..Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the third quarter of 2006. Highlights include:

•

Natural gas and crude oil production of 19.3 Bcfe, up 19% over the same period in 2005

•

Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $95.2 million, up 19% from the same period in 2005

For the third quarter of 2006, Southwestern reported net income of $33.5 million, or $0.20 per diluted share, compared to $39.5 million, or $0.26* per diluted share, for the same period in 2005. In the third quarter of 2005, earnings included the net effect of a pre-tax gain of $8.7 million, or $0.04* per diluted share, relating to gains on future basis hedges that do not qualify for hedge accounting, partially offset by a loss associated with hedge ineffectiveness. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $95.2 million in the third quarter of 2006, up from $80.3 million in the same period of 2005. During the third quarter, the positive effect on the company’s earnings of increased production volumes was offset by declines in realized commodity prices and increases in operating costs.

“As our drilling programs in East Texas and the conventional Arkoma Basin have continued their solid performance, our activities in the Fayetteville Shale play are expanding,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern. “We currently have 14 rigs running in the play area, and have tested four new pilot areas that provide additional data confirming the viability of an even larger portion of our sizeable acreage position. We also continue to be encouraged by the production performance of our horizontal wells. Despite the recent retreat in commodity prices, we remain positive about the long-term outlook for natural gas and believe that the low gas prices we experienced during the third quarter are not sustainable over an extended period of time.”

Net income for the nine months ended September 30, 2006 was $128.9 million, or $0.75 per diluted share, up 30% from $98.9 million, or $0.65* per diluted share, for the same period in 2005. Net cash provided by operating activities before changes in operating assets and liabilities was $304.8 million for the first nine months of 2006, up 39% from $219.0 million for the same period in 2005.

- MORE -

Third Quarter 2006 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $56.3 million for the three months ended September 30, 2006, down from $68.9 million for the same period in 2005. The increase in revenues resulting from the growth in production volumes was more than offset by increased operating costs and lower natural gas prices.

Southwestern’s natural gas and crude oil production totaled 19.3 Bcfe for the three months ended September 30, 2006, up 19% from 16.2 Bcfe in the third quarter of 2005. The increase resulted primarily from increased production from the Fayetteville Shale play. Net production from the Fayetteville Shale was 3.8 Bcf in the third quarter of 2006, compared to 1.8 Bcf in the second quarter of 2006 and 0.7 Bcf in the third quarter of 2005.  With 14 rigs currently drilling in the Fayetteville Shale play, at October 19, 2006, the company has built its inventory of wells waiting on completion to 27 compared to 12 at July 31, 2006. Southwestern currently has two completion crews operating in the area and has entered into supply arrangements with strategic partners to have up to five crews in the area by the end of the first quarter of 2007.

Southwestern’s average realized gas price was $6.23 per Mcf, including the effect of hedges, in the third quarter of 2006, compared to $6.98 per Mcf in the third quarter of 2005. The company’s commodity hedging activities increased its average gas price $0.19 per Mcf during the third quarter of 2006, compared to a decrease of $0.91 per Mcf in the third quarter of 2005. For the fourth quarter, the company has hedged approximately 60% to 65% of its expected gas production.

Assuming current NYMEX natural gas futures prices for the remainder of 2006, the company expects the average price received for its gas production for the fourth quarter of 2006 to be approximately $0.45 to $0.55 per Mcf below the NYMEX Henry Hub price.

Southwestern’s average realized oil price was $62.78 per barrel, including the effect of hedges, during the third quarter of 2006, compared to $47.23 per barrel in the third quarter of 2005. The company’s hedging activities decreased its average oil price $5.53 per barrel during the third quarter of 2006 and $13.84 per barrel during the same period in 2005. For the fourth quarter, the company has hedged approximately 15% to 20% of its expected crude oil production.

Lease operating expenses per unit of production for the company’s E&P segment increased to $0.68 per Mcfe in the third quarter of 2006, compared to $0.51 per Mcfe in the same period in 2005, primarily as a result of increases in gathering and compression costs. The majority of the increases primarily relate to the company’s operations in the Fayetteville Shale play.

General and administrative expenses per unit of production for the company’s E&P segment were $0.54 per Mcfe during the third quarter of 2006, up from $0.42 per Mcfe for the same period in 2005, primarily due to increased compensation and other costs associated with increased staffing levels required to meet the demands of the company’s expanding E&P operations, primarily related to developing the Fayetteville Shale play. Southwestern added 145 new employees during the third quarter of 2006, most of whom were hired in the company’s E&P segment.

- MORE -

Taxes other than income taxes per unit of production were $0.32 per Mcfe during the third quarter of 2006, compared to $0.40 per Mcfe for the same period in 2005. The company’s full cost pool amortization rate increased to $1.97 per Mcfe in the third quarter of 2006, compared to $1.44 per Mcfe for the same period in 2005, primarily due to increased finding and development costs. The timing and amount of production and reserve additions attributed to the company’s Fayetteville Shale play could materially impact the company’s per unit costs going forward.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas marketing and gathering activities, was $1.3 million for the three months ended September 30, 2006, compared to $1.5 million in the same period in 2005.

Natural Gas Distribution Segment - The company’s utility segment recorded a seasonal operating loss of $4.5 million for the three months ended September 30, 2006, compared to an operating loss of $3.2 million for the same period in 2005. The decrease in operating income for this segment was primarily due to increased operating costs and higher general and administrative expenses, partially offset by the effects of a $4.6 million annual rate increase effective October 31, 2005.

On September 25, 2006, Arkansas Western Gas Company (AWG) filed with the Arkansas Public Service Commission (APSC) a request for a change in its general rates and tariffs that would increase AWG’s annual operating revenue by $13.1 million. The APSC has 10 months to review the filing, audit AWG’s records, hold hearings and make a decision on the request. If the increase is approved, the rates are expected to take effect in July, 2007.

First Nine Months of 2006 Financial Results

E&P Segment - Operating income for the E&P segment was $186.6 million during the first nine months of 2006, compared to $165.2 million during the first nine months of 2005. The increase was primarily due to a 14% increase in production volumes combined with higher realized oil and gas prices.

Gas and oil production increased to 51.6 Bcfe for the nine months ended September 30, 2006, as compared to 45.2 Bcfe for the same period in 2005. The increase resulted primarily from increased production from the company’s Fayetteville Shale play. Net production from the Fayetteville Shale was 6.3 Bcf in the first nine months of 2006, compared to 1.3 Bcfe for the same period in 2005. The company has lowered its production guidance for the fourth quarter of 2006 to a range of 20.4 Bcfe to 21.4 Bcfe and its full year guidance to a range of 72.0 to 73.0 Bcfe to reflect the current shortage of pressure pumping equipment and crews in the Arkoma Basin and the pending sale of the company’s South Louisiana properties. The revised guidance represents an increase of 18% to 20% compared to 2005. Southwestern’s average realized gas price was $6.73 per Mcf, including the effect of hedges, in the first nine months of 2006 compared to $6.16 per Mcf during the same period in 2005. The company’s hedging activities increased the average gas price realized during the first nine months of 2006 by $0.17 per Mcf, compared to a decrease of $0.58 per Mcf during the same period in 2005. Southwestern’s average realized oil price was $60.24 per barrel for the first nine months of 2006, compared to $42.29 per barrel during the same period in 2005. The average realized oil

- MORE -

prices for the first nine months of 2006 and 2005 were reduced by $5.07 per barrel and $11.07 per barrel, respectively, due to the effects of the company’s hedging activities.

Disregarding the impact of hedges, the average price received for the company’s gas production during the first nine months of 2006 was approximately $0.89 per Mcf lower than average NYMEX spot prices, compared to the average for the prior year period of approximately $0.42 per Mcf. The change between periods was due to widening of the locational differences in the company’s market prices for natural gas.

Lease operating expenses per unit of production for the company’s E&P segment were $0.62 per Mcfe during the first nine months of 2006, up from $0.46 per Mcfe during the same period in 2005 as a result of increases in gathering and compression costs primarily related to the company’s operations in the Fayetteville Shale play. Based on projected production, the company currently expects its unit operating costs for 2006 to range between $0.65 and $0.70 per Mcfe.

General and administrative expenses per unit of production were $0.56 per Mcfe during the first nine months of 2006, compared to $0.40 per Mcfe in the same period in 2005, primarily due to increased compensation and other costs associated with increased staffing levels to meet the demands of the company’s expanding E&P operations, primarily related to developing the Fayetteville Shale play.  Southwestern added 389 new employees during the nine months ended September 30, 2006, most of which were hired in the company’s E&P segment. Approximately 300 to 325 of the total new hires during 2006 are expected to be employed by Southwestern’s new drilling company. Southwestern currently expects its per unit G&A expense for 2006 to range between $0.50 and $0.55 per Mcfe.

Taxes other than income taxes per unit of production were $0.34 per Mcfe during the first nine months of 2006, compared to $0.35 per Mcfe during the same period in 2005. The company’s full cost pool amortization rate increased to $1.79 per Mcfe in the first nine months of 2006, compared to $1.37 per Mcfe for the same period in 2005, primarily due to increased finding and development costs. The company’s amortization rate can vary from this estimate due to changes in the level of oil and gas reserves, production rates, costs associated with developing reserves, services costs and changes in the levels of unevaluated costs. Additionally, Southwestern’s finding and development costs during 2006 are expected to be impacted by the timing and amount of the company’s reserve bookings related to the Fayetteville Shale play.

Midstream Services - Operating income for the company’s natural gas marketing activities was $3.1 million during the first nine months of 2006, compared to $3.5 million in the same period in 2005. The decrease in operating income was primarily the result of increased staffing and operating costs associated with the company’s gathering activities related to the Fayetteville Shale play.

Natural Gas Distribution Segment - Operating income for Southwestern’s utility was $1.3 million during the first nine months of 2006, down from $1.9 million during the first nine months of 2005. The decrease in operating income for this segment resulted primarily from warmer weather, increased operating costs and higher general and administrative expenses, partially offset by the effects of a rate increase implemented in October 2005. Weather during the first nine months of 2006 was 21% warmer than normal and 11% warmer than the same period in 2005.

- MORE -

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended September 30,		9 Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Net cash provided by operating activities before changes in operating assets and liabilities	$95,182	$80,322	$304,847	$219,003
Add back (deduct):
Change in operating assets and liabilities	6,903	(28,891)	26,289	(3,181)
Net cash provided by operating activities	$102,085	$51,431	$331,136	$215,822

Southwestern will host a teleconference call on Tuesday, October 24, 2006, at 12:00 p.m. Eastern to discuss the company’s third quarter 2006 financial and operating results. The toll-free number to call is 800-289-0496 and the reservation number is 1068984. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, and natural gas gathering, marketing and distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update

- MORE -

or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the availability of oil field personnel, services, drilling rigs and other equipment, including pressure pumping equipment and crews in the Arkoma Basin; the timing and extent of changes in commodity prices for natural gas and oil; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays; the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position; the extent of the company’s success in drilling and completing horizontal wells; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the company’s lack of experience owning and operating drilling rigs; the company’s ability to fund its planned capital expenditures; future property acquisition or divestiture activities; the effects of weather and regulation on the company’s gas distribution segment; increased competition; the impact of federal, state and local government regulation; the financial impact of accounting regulations and critical accounting policies; changing market conditions and prices (including regional basis differentials); the comparative cost of alternative fuels; conditions in capital markets and changes in interest rates; and any other factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

- MORE -

OPERATING STATISTICS (Unaudited)				Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2006	2005	2006	2005
Exploration & Production
Production
Gas production (MMcf)	18,175	15,030	48,415	41,989
Oil production (MBbls)	180	200	527	543
Total equivalent production (MMcfe)	19,255	16,227	51,577	45,246
Commodity Prices
Average realized gas price per Mcf	$6.23	$6.98	$6.73	$6.16
Average realized oil price per Bbl	$62.78	$47.23	$60.24	$42.29
Operating Expenses per Mcfe
Lease operating expenses	$0.68	$0.51	$0.62	$0.46
General & administrative expenses	$0.54	$0.42	$0.56	$0.40
Taxes, other than income taxes	$0.32	$0.40	$0.34	$0.35
Full cost pool amortization	$1.97	$1.44	$1.79	$1.37

Marketing
Gas volumes marketed (MMcf)	20,072	17,114	50,485	46,500

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	3.0	3.0	14.9	16.0
Number of customers at period end	145,987	142,642	145,987	142,642
Average sales rate per Mcf	$14.21	$15.85	$13.11	$10.63
Heating weather - degree days	55	14	2,005	2,231
- percent of normal	117%	33%	79%	90%

STATEMENTS OF OPERATIONS (Unaudited)					Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months			Nine Months
Periods Ended September 30	2006	2005		2006	2005
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 121,515	$ 118,466		$ 409,883	$ 337,929
Gas marketing	33,261	32,822		98,277	87,572
Oil sales	11,305	9,415		31,749	22,954
Gas transportation and other	2,313	1,424		9,186	7,188
	168,394	162,127		549,095	455,643
Operating Costs and Expenses
Gas purchases - gas distribution	2,174	5,971		50,994	44,872
Gas purchases - midstream services	31,314	30,770		91,474	82,900
Operating expenses	17,360	13,980		47,828	38,326
General and administrative expenses	16,947	11,437		46,738	32,048
Depreciation, depletion and amortization	40,459	25,527		100,512	68,783
Taxes, other than income taxes	7,022	7,241		20,333	18,106
	115,276	94,926		357,879	285,035
Operating Income	53,118	67,201		191,216	170,608
Interest Expense
Interest on long-term debt	2,871	6,047		7,690	16,211
Other interest charges	400	293		1,043	961
Interest capitalized	(3,051)	(1,629)		(8,232)	(3,268)
	220	4,711		501	13,904
Other Income	1,217	427		17,674	626
Income Before Income Taxes and Minority Interest	54,115	62,917		208,389	157,330
Minority Interest in Partnership	(120)	(477)		(525)	(885)
Income Before Income Taxes	53,995	62,440		207,864	156,445
Provision for Income Taxes - Deferred	20,518	22,971		78,988	57,541
Net Income	$ 33,477	$ 39,469		$ 128,876	$ 98,904
Earnings Per Share:
Basic	$0.20	$0.27	(1)	$0.77	$0.68	(1)
Diluted	$0.20	$0.26	(1)	$0.75	$0.65	(1)
Weighted Average Common Shares Outstanding:
Basic	167,514,249	148,192,648	(1)	167,114,831	145,895,536	(1)
Diluted	171,578,104	153,664,600	(1)	171,140,513	151,311,240	(1)

(1) Restated to reflect the two-for-one stock split effected on November 17, 2005.

BALANCE SHEETS (Unaudited)		Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2006	2005
	(in thousands)
ASSETS

Current Assets	$ 246,808	$ 617,655
Investments	-	15,820
Property, Plant and Equipment, at cost	2,865,663	2,100,737
Less: Accumulated depreciation, depletion and amortization	975,781	845,145
	1,889,882	1,255,592
Other Assets	43,853	19,318
	$ 2,180,543	$ 1,908,385

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 257,768	$ 474,217
Long-Term Debt	137,200	100,000
Deferred Income Taxes	359,189	224,644
Long-term Hedging Liability	7,909	90,642
Other Liabilities	29,469	18,624
Commitments and Contingencies
Minority Interest in Partnership	11,383	12,243
Shareholders' Equity
Common stock, $.01 par value in 2006, $.10 par value in 2005; authorized 540,000,000 shares in 2006 and 220,000,000 shares in 2005, issued 168,452,336 shares	1,684	16,845	(1)
Additional paid-in capital	731,134	703,276	(1)
Retained earnings	627,097	449,365
Accumulated other comprehensive income (loss)	18,289	(172,147)
Common stock in treasury, at cost, 207,196 shares at September 30, 2006 and 1,723,784 (1) shares at September 30, 2005	(579)	(4,801)
Unamortized cost of restricted shares issued under stock incentive plan, 1,228,914 (1) shares at September 30, 2005	-	(4,523)
	1,377,625	988,015
	$ 2,180,543	$ 1,908,385

(1) 2005 restated to reflect a two-for-one stock split effected on November 17, 2005.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Nine Months
Periods Ended September 30	2006	2005
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 128,876	$ 98,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	101,425	70,651
Deferred income taxes	78,988	57,541
Unrealized (gain) loss on derivatives	3,542	(9,271)
Stock-based compensation expense	4,034	1,148
Gain on sale of investment in partnership	(10,863)	-
Equity in income of NOARK partnership	(925)	(354)
Minority interest in partnership	(230)	384
Change in operating assets and liabilities	26,289	(3,181)
Net cash provided by operating activities	331,136	215,822

Cash Flows From Investing Activities
Capital expenditures	(603,410)	(317,375)
Proceeds from sale of investment in partnership and other property	79,655	1,040
Other items	880	(448)
Net cash used in investing activities	(522,875)	(316,783)

Cash Flows From Financing Activities
Net proceeds from equity offering	-	579,956
Debt retirement	(600)	-
Payments on revolving long-term debt	-	(563,800)
Borrowings under revolving long-term debt	-	463,800
Debt issuance costs	-	(1,180)
Tax benefit for stock-based compensation	7,447	-
Change in bank drafts outstanding	11,768	4,974
Proceeds from exercise of common stock options	2,540	4,177
Net cash provided by financing activities	21,155	487,927

Increase (decrease) in cash and cash equivalents	(170,584)	386,966
Cash and cash equivalents at beginning of year	223,705	1,235
Cash and cash equivalents at end of period	$ 53,121	$ 388,201

SEGMENT INFORMATION (Unaudited)					Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production	Gas Distribution	Midstream Services & Other	Eliminations	Total
	(in thousands)
Quarter Ending September 30, 2006

Revenues	$124,772	$18,295	$125,438	$(100,111)	$168,394
Gas purchases	-	9,128	120,572	(96,212)	33,488
Operating expenses	13,051	6,357	1,720	(3,768)	17,360
General & administrative expenses	10,428	5,162	1,488	(131)	16,947
Depreciation, depletion & amortization	38,792	1,470	197	-	40,459
Taxes, other than income taxes	6,175	708	139	-	7,022
Operating Income (Loss)	$56,326	$(4,530)	$1,322	$-	$53,118

Capital Investments (1)	$233,688	$2,777	$21,980	$-	$258,445

Quarter Ending September 30, 2005

Revenues	$114,269	$20,266	$133,724	$(106,132)	$162,127
Gas purchases	-	11,154	131,343	(105,756)	36,741
Operating expenses	8,225	5,988	6	(239)	13,980
General & administrative expenses	6,817	3,992	765	(137)	11,437
Depreciation, depletion & amortization	23,813	1,681	33	-	25,527
Taxes, other than income taxes	6,553	652	36	-	7,241
Operating Income (Loss)	$68,861	$(3,201)	$1,541	$-	$67,201

Capital Investments (1)	$145,961	$3,042	$5,222	$-	$154,225

Nine Months Ending September 30, 2006

Revenues	$360,245	$119,140	$337,797	$(268,087)	$549,095
Gas purchases	-	77,257	325,957	(260,746)	142,468
Operating expenses	31,934	19,396	3,413	(6,915)	47,828
General & administrative expenses	28,733	14,386	4,045	(426)	46,738
Depreciation, depletion & amortization	95,225	4,636	651	-	100,512
Taxes, other than income taxes	17,747	2,180	406	-	20,333
Operating Income	$186,606	$1,285	$3,325	$-	$191,216

Capital Investments (1)	$577,905	$9,108	$45,109	$-	$632,122

Nine Months Ending September 30, 2005

Revenues	$283,852	$107,450	$305,315	$(240,974)	$455,643
Gas purchases	-	67,886	300,090	(240,204)	127,772
Operating expenses	20,939	17,746	6	(365)	38,326
General & administrative expenses	18,160	12,821	1,472	(405)	32,048
Depreciation, depletion & amortization	63,613	5,068	102	-	68,783
Taxes, other than income taxes	15,949	2,044	113	-	18,106
Operating Income	$165,191	$1,885	$3,532	$-	$170,608

Capital Investments (1)	$323,337	$7,825	$9,746	$-	$340,908

(1)  Capital expenditures include $11.5 million and $26.8 million for the three and nine month periods ended September 30, 2006, respectively, and $14.2 million and $24.8 million for the three and nine month periods ended September 30, 2005, respectively, relating to the change in accrued expenditures between periods.